Exhibit 3.7

FRANKLIN BSP REAL ESTATE DEBT, INC.

ARTICLES SUPPLEMENTARY

Articles Supplementary Classifying and Designating a Class of Common Stock As

Class F-D Common Stock

and Fixing Distribution and Other Preferences and Rights of Such Class

Franklin BSP Real Estate Debt, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST: Under a power contained in Article V of the Articles of Amendment and Restatement of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated four hundred million (400,000,000) shares of common stock, $0.001 par value per share, of the Corporation as shares of Class F-D Common Stock, $0.001 par value per share, of the Corporation (each a “Class F-D Common Share” and collectively the “Class F-D Common Shares”).

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for the Class F-D Common Shares are as follows:

1.1	Defined Terms.

1.1.1	“Class F-D Common Share” shall have the meaning as provided in Section 1.2 herein.

1.1.2	“Class F-D Conversion Rate” shall mean the fraction, the numerator of which is the Class F-D NAV Per Share and the denominator of which is the Class I NAV Per Share.

1.1.3	“Class F-D NAV Per Share” shall mean the Net Asset Value allocable to the Class F-D Common Shares, determined as described in the Private Placement Memorandum, divided by the number of outstanding Class F-D Common Shares.

1.1.4	Capitalized terms used and not defined herein shall have the meanings set forth in the Charter.

1.2	Designation and Number. The Corporation is authorized to issue a separate class of Common Shares designated as Class F-D Common Stock, $0.001 par value per share (each a “Class F-D Common Share” and collectively the “Class F-D Common Shares”), and the number of shares that shall constitute such class shall be four hundred million (400,000,000). Any shares of Class F-D Common Shares that shall at any time have been repurchased or otherwise acquired by the Company shall, after such repurchase or acquisition have the status of authorized but unissued Common Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board.

1.3	Rank. Except as set forth in these Articles Supplementary, the Class F-D Common Shares shall, with respect to distribution and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (a) pari passu with all other classes or series of Common Shares; and (b) junior to all other shares of stock and equity securities issued by the Corporation the terms of which provide that such shares of stock or equity securities rank senior to Class F-D Common Shares. The terms “shares” and “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.

1.4	Rights Upon Liquidation. Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Corporation pursuant to a plan of liquidation, dissolution or winding up, Class F-D Common Shares will automatically convert to Class I Common Shares at the Class F-D Conversion Rate. At such time, each unissued Class F-D Common Share shall automatically be reclassified into Class I Common Shares at the Class F-D Conversion Rate. Following such conversion, the aggregate assets of the Corporation available for Distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares (which will include all converted Class F-D Common Shares), in such proportion as the number of outstanding Class I Common Shares held by such holder bears to the total number of outstanding Class I Common Shares then outstanding.

1.5	Conversion.

1.5.1	Each Class F-D Common Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares equal to the Class F-D Conversion Rate on the earliest of (i) the effective date of the Listing of the Corporation’s Class I Common Shares on a national securities exchange (or such later date or dates not to exceed eighteen months from the effective date of such Listing as shall be approved by the Board of Directors with respect to all or any portion of the outstanding shares of the class or classes that are not Listed), or (b) a merger or consolidation of the Corporation with or into another entity or the sale or other disposition of all or substantially all of the Corporation’s assets, in each case in a transaction in which the Stockholders receive cash or securities listed on a national securities exchange. At such time, each unissued Class F-D Common Share shall have the status of authorized but unissued Common Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board.

1.5.2	Upon a determination by the Corporation’s dealer manager, in conjunction with the transfer agent, that total selling commissions and stockholder servicing fees paid with respect to a Class F-D Common Share would exceed any applicable limit set by the applicable broker-dealer as set forth in any applicable agreement between such dealer manager and such participating broker-dealer at the time such shares were issued, then at the end of such month, such Class F-D Common Share shall automatically convert without any action on the part of the holder thereof into a number of Class F Common Shares (including any fractional shares) with an equivalent net asset value as the Class F-D NAV Per Share as of the date of conversion. Upon conversion of a Class F-D Common Share into a Class F Common Share, such Class F-D Common Share shall automatically be reclassified into a number of Class F Common Shares with an equivalent net asset value as the Class F-D NAV Per Share as of the date of conversion.

1.6	Other Rights and Restrictions. Except as otherwise expressly set forth herein or as set forth in the Private Placement Memorandum with respect to any fees payable, Class F-D Common Shares shall have all the rights and powers and be subject to all the restrictions and liabilities of Class I Common Shares as set forth in the Charter.

THIRD: The Class F-D Common Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: These Articles Supplementary will become effective at 12:01 a.m. Eastern Time on April 1, 2025.

SIXTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary on this 28th day of March, 2025.

FRANKLIN BSP REAL ESTATE DEBT, INC.

By:	/s/ Jerome Baglien	(SEAL)
Name: Jerome Baglien
Title: Chief Financial Officer

ATTEST:

By:	/s/ Micah Goodman
Name: Micah Goodman
Title: Secretary